Exhibit 99.2

NEWS RELEASE

PGT Provides Certain Financial Information for CGI Windows and Doors and Confirms Conference Call

VENICE, FL., October 9, 2014 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, provides certain financial highlights from the historical results of CGI Windows and Doors Holdings, Inc (CGI), in connection with a merger completed on September 22, 2014.

“As previously disclosed on September 22, 2014, we completed the acquisition of CGI. The transaction, valued at approximately $111 million, is consistent with PGT's plan to grow strategically while contributing to earnings growth through targeted acquisitions of complementary specialty products. The historical results of CGI show solid sales growth and consistent high margins.” said PGT’s President and Chief Operating Officer, Jeff Jackson.

Mr. Jackson continued, “Trailing twelve months sales as of June 30, 2014, were $38.1 million, which represented an increase of approximately 44 percent, and net income for the same period was $2.8 million.”

CGI financial highlights for the historical periods include:

▪	Net sales of $32.8 million in 2013, an increase of $8.3 million, or 34% over 2012;

▪	Net Income of $1.5 million in 2013, compared to net loss of $480 thousand in 2012;

▪	Net sales of $19.1 million for the six months ended June 30, 2014, an increase of $5.3 million, or 38% over the same period in 2013; and

▪	Net Income of $1.3 million for the six months ended June 30, 2014, compared to net loss of $54 thousand for the same period in 2013.

Commenting on the acquisition, Brad West, PGT’s Chief Financial Officer, stated, “We financed this acquisition with a $200 million term loan and an undrawn $35 million revolving facility. The term loan paid off existing indebtedness and third party fee in connection with the acquisition. It bears interest at LIBOR plus 425 basis points, with a 100 basis point floor, with minimal required amortization. In addition to the strong historical results, many opportunities exist to gain efficiencies in manufacturing and sales due to the similarities in end customers and markets served. Synergies of greatest import will come from purchasing power on materials such as aluminum, savings in glass costs as our new glass plant comes online, and reduction in SG&A.”

Conference Call

As previously announced, PGT will hold a conference call on Friday, October 10, 2014, at 10:00 a.m. Eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: (877) 769-6798 (U.S. and Canada) and (678) 894-3060 (international). A replay of the call will be available beginning October 10, 2014, at 1 p.m. Eastern time through October 16, 2014. To access the replay, dial (855) 859-2056 (U.S. and Canada) and (404) 537-3406 (international) and refer to pass code 8648256. The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,700 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

About CGI

CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. The Company has over 200 employees at its manufacturing plant in Miami, Florida. Today the Company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI). For additional information, visit cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com